NEWS RELEASE
1901 Chouteau Avenue: St. Louis, MO 63103: Ameren.com

Contacts
Media	Analysts	Investors
Melissa Sullivan	Andrew Kirk	Investor Services
314.554.2182	314.554.3942	800.255.2237
msullivan@ameren.com	akirk@ameren.com	invest@ameren.com
For Immediate Release
Ameren Announces Third Quarter 2019 Results

•	Third Quarter GAAP Diluted Earnings Per Share were $1.47 in 2019 vs. $1.45 in 2018

•	Third Quarter Core (Non-GAAP) Diluted Earnings Per Share were $1.47 in 2019 vs $1.50 in 2018

•	2019 Diluted EPS Earnings Guidance Range Narrowed to $3.23 to $3.33 Per Share from $3.15 to $3.35
ST. LOUIS (Nov. 8, 2019) — Ameren Corporation (NYSE: AEE) today announced third quarter 2019 GAAP and core net income attributable to common shareholders of $364 million, or $1.47 per diluted share, compared to third quarter 2018 GAAP net income attributable to common shareholders of $357 million, or $1.45 per diluted share. Excluding the prior year tax-related item reflected in the table below, Ameren recorded third quarter 2018 core (non-GAAP) net income of $370 million, or $1.50 per diluted share.
The decrease in year-over-year third quarter core earnings was primarily due to lower earnings at Ameren Illinois Electric Distribution partially offset by higher earnings at Ameren Transmission. Ameren Illinois Electric Distribution results were lower due to a lower allowed return on equity under formula ratemaking. Increased infrastructure investments drove higher earnings at Ameren Transmission. Ameren Missouri and Ameren Illinois Natural Gas earnings were comparable.
"We continue to execute on all elements of our strategy, which includes significant investment in energy infrastructure and disciplined cost management in each of our business segments. Due to the strong execution of our strategy, we are narrowing our 2019 earnings guidance range to $3.23 to $3.33 per share from our initial 2019 guidance range of $3.15 to $3.35 per share, while increasing the mid-point three cents per share," said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. "Looking ahead, we will remain focused on executing our strategy in order to continue delivering superior value to our customers, the communities we serve and our shareholders."
Ameren recorded GAAP and core net income attributable to common shareholders for the nine months ended Sept. 30, 2019, of $734 million, or $2.97 per diluted share, compared to GAAP net income attributable to common shareholders for the nine months ended Sept. 30, 2018, of $747 million, or $3.04 per diluted share. Excluding the prior year tax-related item reflected in the table below, Ameren recorded core net income for the first nine months ended Sept. 30, 2018, of $760 million, or $3.09 per diluted share.
The decrease in year-over-year nine-month earnings was due to lower earnings at Ameren Missouri partially offset by higher earnings at Ameren's other business segments. Ameren Missouri's earnings reflected lower electric retail sales, which decreased earnings by an estimated $56 million, primarily due to near-normal temperatures in 2019 compared to colder winter and warmer summer temperatures in the year-ago period. In addition, the Callaway Energy Center refueling and maintenance outage increased Ameren Missouri's operations and maintenance expenses, which reduced earnings by $22 million compared to 2018 when there was no such outage. These factors were partially offset by higher energy efficiency performance incentives at Ameren Missouri, which increased earnings by $24 million. Higher earnings at Ameren Transmission reflected increased infrastructure investments. Ameren Illinois Electric Distribution earnings were higher reflecting increased infrastructure and energy efficiency investments that were mostly offset by a lower allowed return on equity. Ameren Illinois Natural Gas earnings also rose reflecting higher delivery service rates and increased infrastructure investments. Finally, the earnings comparison also benefited from a lower consolidated effective income tax rate in 2019.
As reflected in the table below, there was a non-cash charge for a true-up to the revaluation of deferred taxes associated with the federal Tax Cuts and Jobs Act of 2017 (TCJA) resulting primarily from proposed regulations related to bonus depreciation issued in August 2018, which decreased earnings for the third quarter and first nine months of 2018 by $13 million.

	(In millions, except per share amounts)
	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2019		2018		2019		2018
GAAP Earnings / Diluted EPS	$364	$1.47	$357	$1.45	$734	$2.97	$747	$3.04

Charge for revaluation of deferred taxes from decreased federal income tax rate	—	—	13	0.05	—	—	13	0.05
Less: State income tax benefit	—	—	—	—	—	—	—	—
Charge, net of tax benefit	—	—	13	0.05	—	—	13	0.05
Core Earnings / Diluted EPS	$364	$1.47	$370	$1.50	$734	$2.97	$760	$3.09
Earnings Guidance
Today, Ameren narrowed its 2019 earnings guidance range to $3.23 to $3.33 per diluted share, compared to the prior range of $3.15 to $3.35 per diluted share. Earnings guidance for 2019 assumes normal temperatures for the last three months of this year and is subject to the effects of, among other things: 30-year U.S. Treasury bond yields; regulatory, judicial and legislative actions; energy center and energy distribution operations; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results
Ameren Missouri third quarter 2019 GAAP and core earnings were $300 million, compared to third quarter 2018 GAAP and core earnings of $294 million and $298 million, respectively. Core earnings in 2018 excluded a $4 million non-cash charge for the revaluation of deferred taxes. The year-over-year comparison reflected 2019 energy efficiency performance incentives of $13 million, as well as $6 million due to the comparative impacts of timing differences in 2018 between income tax expense and revenue reductions related to TCJA. These timing differences impact 2019 quarterly earnings comparisons but are not expected to impact the full-year comparison. These favorable factors were mostly offset by lower electric retail sales due primarily to milder mid-summer temperatures compared to the year-ago period, as well as higher property tax expenses.
Ameren Illinois Electric Distribution Segment Results
Ameren Illinois Electric Distribution third quarter 2019 GAAP and core earnings were $32 million, compared to third quarter 2018 GAAP and core earnings of $35 million and $38 million, respectively. Core earnings in 2018 excluded a $3 million non-cash charge for the revaluation of deferred taxes. The year-over-year comparison reflected a lower allowed return on equity due to a lower projected average 30-year U.S. Treasury bond yield in 2019 compared to 2018 partially offset by earnings on increased infrastructure and energy efficiency investments.
Ameren Illinois Natural Gas Segment Results
Ameren Illinois Natural Gas third quarter 2019 GAAP and core losses were $1 million, compared to third quarter 2018, which had no GAAP earnings and core earnings of $1 million. Core earnings in 2018 excluded a $1 million non-cash charge for the revaluation of deferred taxes. The year-over-year comparison was negatively impacted by a change in rate design, which is not expected to impact full-year results. This change in rate design was partially offset by earnings on increased infrastructure investments.
Ameren Transmission Segment Results
Ameren Transmission third quarter 2019 earnings were $53 million, compared to third quarter 2018 earnings of $48 million. The year-over-year improvement reflected earnings on increased infrastructure investments.
Ameren Parent Results (includes items not reported in a business segment)
Ameren Parent results for the third quarter of 2019 reflected a GAAP and core loss of $20 million, compared to a third quarter 2018 GAAP and core loss of $20 million and $15 million, respectively. Core results for 2018 excluded a $5 million non-cash charge for the revaluation of deferred taxes. The year-over-year core loss increased due to timing of income tax expense, which is not expected to impact full-year results.
Analyst Conference Call
Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Friday, Nov. 8, to discuss 2019 earnings, earnings guidance and other matters. Investors, the news media and the public may listen to a live broadcast of the call at AmerenInvestors.com by clicking on "Webcast" under "Q3 2019 Earnings Conference Call,"

where an accompanying slide presentation will also be available. The conference call and presentation will be archived for one year in the “Investor News & Events” section of the website under “Events and Presentations.”
About Ameren
St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric transmission and distribution service and natural gas distribution service. Ameren Missouri provides electric generation, transmission and distribution service, as well as natural gas distribution service. Ameren Transmission Company of Illinois develops, owns and operates rate-regulated regional electric transmission projects. For more information, visit Ameren.com, or follow us on Twitter at @AmerenCorp, Facebook.com/AmerenCorp, or LinkedIn/company/Ameren.

Forward-looking Statements
Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Annual Report on Form 10-K for the year ended December 31, 2018, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•
regulatory, judicial, or legislative actions, and any changes in regulatory policies and ratemaking determinations, such as those that may result from the complaint case filed in February 2015 with the Federal Energy Regulatory Commission (FERC), a new methodology to determine the allowed base return on common equity under the Midcontinent Independent System Operator (MISO) tariff proposed by the FERC in November 2018, the Notices of Inquiry issued by the FERC in March 2019, Ameren Missouri’s electric regulatory rate review filed with the Missouri Public Service Commission (MoPSC) in July 2019, a request for appeal filed with the Missouri Supreme Court by the Missouri Office of Public Counsel in November 2019 related to Ameren Missouri's renewable energy standard rate adjustment mechanism, Ameren Missouri's request for deferral accounting treatment of maintenance expenses related to scheduled Callaway refueling and maintenance outages filed with the MoPSC in October 2019, Ameren Illinois’ April 2019 annual electric distribution formula rate update filing, Ameren Illinois' May 2019 annual electric energy-efficiency formula rate update, and future regulatory, judicial, or legislative actions that change regulatory recovery mechanisms;

•
the effect of Ameren Illinois’ participation in performance-based formula ratemaking frameworks under the Illinois Energy Infrastructure Modernization Act and the Illinois Future Energy Jobs Act (FEJA), including the direct relationship between Ameren Illinois’ return on common equity and the 30-year United States Treasury bond yields, and the related financial commitments;

•	the effect of Missouri Senate Bill 564 on Ameren Missouri, including customer rate caps pursuant to Ameren Missouri’s election to use plant-in-service accounting;

•	the effects of changes in federal, state, or local laws and other governmental actions, including monetary, fiscal, and energy policies;

•	the effects of changes in federal, state, or local tax laws, regulations, interpretations, or rates, amendments or technical corrections to the TCJA, and challenges to the tax positions we have taken;

•
the effects on demand for our services resulting from technological advances, including advances in customer energy efficiency, energy storage, and private generation sources, which generate electricity at the site of consumption and are becoming more cost-competitive;

•	the effectiveness of Ameren Missouri’s customer energy-efficiency programs and the related revenues and performance incentives earned under its Missouri Energy Efficiency Investment Act programs;

•
Ameren Illinois’ ability to achieve the performance standards applicable to its electric distribution business and the FEJA electric customer energy-efficiency goals and the resulting impact on its allowed return on equity;

•
our ability to align overall spending, both operating and capital, with frameworks established by our regulators and to recover these costs in a timely manner in our attempt to earn our allowed returns on equity;

•
the cost and availability of fuel, such as ultra-low-sulfur coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power, zero emission credits, renewable energy credits, and natural gas for distribution; and the level and volatility of future market prices for such commodities and credits, including our ability to recover the costs for such commodities and credits and our customers’ tolerance for any related price increases;

•
disruptions in the delivery of fuel, failure of our fuel suppliers to provide adequate quantities or quality of fuel, or lack of adequate inventories of fuel, including nuclear fuel assemblies from the one Nuclear Regulatory Commission-licensed supplier of Ameren Missouri's Callaway Energy Center's assemblies;

•	the cost and availability of transmission capacity for the energy generated by Ameren Missouri's energy centers or required to satisfy Ameren Missouri's energy sales;

•	the effectiveness of our risk management strategies and our use of financial and derivative instruments;

•
the ability to obtain sufficient insurance, including insurance for Ameren Missouri’s Callaway Energy Center, or, in the absence of insurance, the ability to recover uninsured losses from our customers;

•
the impact of cyberattacks on us or our suppliers, which could, among other things, result in the loss of operational control of energy centers and electric and natural gas transmission and distribution systems and/or the loss of data, such as customer, employee, financial, and operating system information;

•	business and economic conditions, including their impact on interest rates, collection of our receivable balances, and demand for our products;

•
disruptions of the capital markets, deterioration in our credit metrics, including as a result of the implementation of the TCJA, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;

•	the actions of credit rating agencies and the effects of such actions;

•	the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages;

•	the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;

•
the effects of failures of equipment in the operation of natural gas transmission and distribution systems and storage facilities, such as leaks, explosions, and mechanical problems, and compliance with natural gas safety regulations;

•	the effects of failures of electric generation, transmission, or distribution equipment or facilities, which could result in unanticipated liabilities or unplanned outages;

•	the operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and decommissioning costs;

•
the impact of current environmental laws and new, more stringent, or changing requirements, including those related to the effect of New Source Review and Clean Air Act litigation, carbon dioxide and the adoption and implementation of the Affordable Clean Energy Rule, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that could limit or terminate the operation of certain of Ameren Missouri's energy centers, increase our operating costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy requirements in Missouri and Illinois and with the zero emission standard in Illinois;

•
Ameren Missouri’s ability to acquire wind and other renewable energy generation facilities and recover its cost of investment and related return in a timely manner, which is affected by the ability to obtain all necessary project approvals; the availability of federal production and investment tax credits related to renewable energy and Ameren Missouri’s ability to use such credits; the cost of wind and solar generation technologies; and Ameren Missouri’s ability to obtain timely interconnection agreements with MISO or other regional transmission organizations at an acceptable cost for each facility;

•
labor disputes, work force reductions, changes in future wage and employee benefits costs, including those resulting from changes in discount rates, mortality tables, returns on benefit plan assets, and other assumptions;

•
the impact of negative opinions of us or our utility services that our customers, legislators, or regulators may have or develop, which could result from a variety of factors, including failures in system reliability, failure to implement our investment plans or to protect sensitive customer information, increases in rates, or negative media coverage;

•	the impact of adopting new accounting guidance;

•	the effects of strategic initiatives, including mergers, acquisitions, and divestitures;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, or other intentionally disruptive acts.

New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating Revenues:
Electric	$1,528	$1,590	$3,928	$4,209
Natural gas	131	134	666	663
Total operating revenues	1,659	1,724	4,594	4,872
Operating Expenses:
Fuel	147	216	409	590
Purchased power	148	148	440	453
Natural gas purchased for resale	31	30	236	252
Other operations and maintenance	434	429	1,301	1,299
Depreciation and amortization	248	241	745	713
Taxes other than income taxes	131	127	375	374
Total operating expenses	1,139	1,191	3,506	3,681
Operating Income	520	533	1,088	1,191
Other Income, Net	34	32	99	84
Interest Charges	96	101	290	302
Income Before Income Taxes	458	464	897	973
Income Taxes	92	105	158	221
Net Income	366	359	739	752
Less: Net Income Attributable to Noncontrolling Interests	2	2	5	5
Net Income Attributable to Ameren Common Shareholders	$364	$357	$734	$747

Earnings per Common Share – Basic	$1.48	$1.46	$2.99	$3.06

Earnings per Common Share – Diluted	$1.47	$1.45	$2.97	$3.04

Weighted-average Common Shares Outstanding – Basic	245.9	244.1	245.5	243.6
Weighted-average Common Shares Outstanding – Diluted	247.5	246.3	247.0	245.5

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	September 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$20	$16
Accounts receivable - trade (less allowance for doubtful accounts)	478	463
Unbilled revenue	273	295
Miscellaneous accounts receivable	56	79
Inventories	488	483
Current regulatory assets	74	134
Other current assets	106	63
Total current assets	1,495	1,533
Property, Plant, and Equipment, Net	23,894	22,810
Investments and Other Assets:
Nuclear decommissioning trust fund	798	684
Goodwill	411	411
Regulatory assets	1,168	1,127
Other assets	780	650
Total investments and other assets	3,157	2,872
TOTAL ASSETS	$28,546	$27,215
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$336	$580
Short-term debt	544	597
Accounts and wages payable	598	817
Taxes accrued	164	53
Current regulatory liabilities	121	149
Other current liabilities	522	491
Total current liabilities	2,285	2,687
Long-term Debt, Net	8,651	7,859
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes and investment tax credits, net	2,902	2,666
Regulatory liabilities	4,845	4,637
Asset retirement obligations	671	627
Pension and other postretirement benefits	522	558
Other deferred credits and liabilities	466	408
Total deferred credits and other liabilities	9,406	8,896
Ameren Corporation Shareholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,673	5,627
Retained earnings	2,408	2,024
Accumulated other comprehensive loss	(21)	(22)
Total Ameren Corporation shareholders’ equity	8,062	7,631
Noncontrolling Interests	142	142
Total equity	8,204	7,773
TOTAL LIABILITIES AND EQUITY	$28,546	$27,215

AMEREN CORPORATION (AEE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2019	2018
Cash Flows From Operating Activities:
Net income	$739	$752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	745	699
Amortization of nuclear fuel	56	71
Amortization of debt issuance costs and premium/discounts	14	16
Deferred income taxes and investment tax credits, net	144	212
Allowance for equity funds used during construction	(20)	(25)
Stock-based compensation costs	15	15
Other	(11)	21
Changes in assets and liabilities	(14)	(75)
Net cash provided by operating activities	1,668	1,686
Cash Flows From Investing Activities:
Capital expenditures	(1,761)	(1,689)
Nuclear fuel expenditures	(26)	(30)
Purchases of securities – nuclear decommissioning trust fund	(192)	(172)
Sales and maturities of securities – nuclear decommissioning trust fund	184	159
Purchase of bonds	(207)	—
Proceeds from sale of remarketed bonds	207	—
Other	(3)	13
Net cash used in investing activities	(1,798)	(1,719)
Cash Flows From Financing Activities:
Dividends on common stock	(350)	(334)
Dividends paid to noncontrolling interest holders	(5)	(5)
Short-term debt, net	(53)	36
Maturities of long-term debt	(329)	(522)
Issuances of long-term debt	900	853
Issuances of common stock	54	56
Employee payroll taxes related to stock-based compensation	(29)	(19)
Debt issuance costs	(10)	(9)
Other	—	1
Net cash provided by financing activities	178	57
Net change in cash, cash equivalents, and restricted cash	48	24
Cash, cash equivalents, and restricted cash at beginning of year	107	68
Cash, cash equivalents, and restricted cash at end of period	$155	$92

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	3,833	3,875	10,359	11,001
Commercial	4,022	4,100	10,997	11,352
Industrial	1,167	1,211	3,259	3,401
Street lighting and public authority	23	24	72	78
Ameren Missouri retail load subtotal	9,045	9,210	24,687	25,832
Off-system	1,275	2,413	3,830	7,278
Ameren Missouri total	10,320	11,623	28,517	33,110
Ameren Illinois Electric Distribution
Residential	3,486	3,453	9,000	9,383
Commercial	3,426	3,454	9,302	9,568
Industrial	3,034	3,035	8,799	8,770
Street lighting and public authority	124	129	377	388
Ameren Illinois Electric Distribution total	10,070	10,071	27,478	28,109
Eliminate affiliate sales	(35)	(126)	(84)	(288)
Ameren Total	20,355	21,568	55,911	60,931
Electric Revenues (in millions):
Ameren Missouri
Residential	$489	$508	$1,134	$1,272
Commercial	394	417	943	1,033
Industrial	94	101	226	249
Other, including street lighting and public authority	32	13	102	25
Ameren Missouri retail load subtotal	$1,009	$1,039	$2,405	$2,579
Off-system	31	72	112	203
Ameren Missouri total	$1,040	$1,111	$2,517	$2,782
Ameren Illinois Electric Distribution
Residential	$224	$223	$640	$663
Commercial	123	131	370	381
Industrial	27	28	94	96
Other, including street lighting and public authority	15	10	31	39
Ameren Illinois Electric Distribution total	$389	$392	$1,135	$1,179
Ameren Transmission
Ameren Illinois Transmission(a)	$81	$71	$217	$195
ATXI	47	42	134	125
Ameren Transmission total	$128	$113	$351	$320
Other and intersegment eliminations(a)	(29)	(26)	(75)	(72)
Ameren Total	$1,528	$1,590	$3,928	$4,209

(a)	Includes $18 million, $15 million, $47 million and $41 million, respectively, of electric operating revenues from transmission services provided to the Ameren Illinois Electric Distribution segment.

AMEREN CORPORATION (AEE)
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Gas Sales - dekatherms (in millions):
Ameren Missouri	3	3	15	15
Ameren Illinois Natural Gas	25	25	128	127
Ameren Total	28	28	143	142
Gas Revenues (in millions):
Ameren Missouri	$19	$18	$98	$94
Ameren Illinois Natural Gas	112	116	568	569
Ameren Total	$131	$134	$666	$663
		September 30,		December 31,
		2019		2018
Common Stock:
Shares outstanding (in millions)		246.0		244.5
Book value per share		$32.77		$31.21